EXHIBIT 10.4

                   STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT ("Agreement"), dated as of
May 31, 2002 ("Execution Date"), between BWY Holdings LLC, a limited liability corporation organized under the laws of Delaware (the "Buyer") and Borough Corporation, a corporation organized under the laws of the State of Delaware (the "Seller").

RECITALS:

The Seller wishes to sell, and the Buyer wishes to purchase shares of common stock of the Seller for the Purchase Price and upon the terms and subject to the conditions described below.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, receipt of which is acknowledge, it is hereby agreed as follows:

1.     Purchase and Sale of Stock.

Subject to Conditions of Buyer and Seller to closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 1,039,000 shares of common stock ("Common Stock") and warrants ("Warrants" and collectively with the Common Stock, the "Stock") to purchase 2,300,000 shares, of common stock of the Seller at $1.09 per share, the consideration for which Stock shall be an aggregate of $2.6 million (the "Purchase Price") and payable at Closing.

2.     Closing.

The Closing shall take place five (5) business days from the date of the Notice at in the offices of the Seller, or at such other place that the Seller indicates in the Notice. For the purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or any day on which State and Federal banking institutions in the State of Florida are authorized or obligated by law or executive order to close.

3.     Representations of Seller.

The Seller hereby represents and warrants to, and agrees with, the Buyer as follows:

a. Organization, Good Standing and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Seller has all requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby.

b. Capitalization. (a) On the date herein, the authorized capital stock of Seller consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 2,190,400 shares are currently issued and outstanding. All the outstanding shares have been duly and validly issued, are fully paid and non-assessable. The Stock will be free and clear from any liens and Seller shall deliver to Buyer, certificates representing the Stock; and there is not outstanding any security, option, warrant, right, agreement, understanding or commitment of any kind entitling any person or entity to acquire any of the Stock.

c.     Authority; Execution and Delivery; Requisite Consents,
Nonviolation. Seller has all requisite power and authority to execute, deliver and perform this Agreement and each other document or instrument executed by any of them, or any of its officers, in connection herewith or therewith or pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement is duly executed and delivered by the Seller and the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights in general or by general principles of equity.

d. No Violation. Neither the execution nor delivery or performance by the Seller of this Agreement (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality binding on the Seller, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Seller is a party or by which its respective properties or assets is bound or to which it may be subject.

e.     INTENTIONALLY LEFT BLANK.

f. Litigation. There is no claim, counterclaim, action, suit, order, proceeding or investigation pending or, to the knowledge of the Seller, threatened against or affecting it with respect to or affecting the Seller, or its assets, properties or rights, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer of before any arbitrator.

g. Tax Returns and Payments. The Seller has filed all tax returns required to be filed by it and has paid all taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by them which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established.

h.     INTENTIONALLY LEFT BLANK.

i. Compliance with Laws, etc. The Seller is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, have an adverse effect on the Seller.

j. Properties. The Seller has good and marketable title, without regard to defects of title, which do not have an adverse effect, to all properties owned by them, free and clear of all liens. With respect to any lease or rental agreement to which the Seller is a party, (i) such lease or rental agreement is in full force and effect, (ii) the Seller has complied in all material respects with all of the terms of such lease or rental agreement, (iii) there exists no event of default or an event, act or condition (other than immaterial defaults or conditions which are not reasonably likely to adversely affect the interests of the Lenders) which with notice or lapse of time, or both, would constitute an event of default thereunder by the Seller, and (iv) the Seller is in possession of the premises demised under all such leases and rental agreements and is conducting business an such premises.

k. Assets other than Real Property. Except as previously disclosed to the Buyer, the Seller has good title to all tangible assets owned by it reflected in the Seller SEC Reports and financial information, free and clear of all liens that individually or in the aggregate would not have an adverse effect on the Seller. All the intangible personal property owned by the Seller is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by the Seller is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

2.     Representations of Buyer.

Buyer hereby represents and warrants to, and agrees with, the Seller as follows:

a. Organization, Good Standing and Qualification. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. It has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Buyer has all requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby.

b. Authority; Execution and Delivery; Requisite Consents, Nonviolation. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each other document or instrument executed by any of them, or any of its officers, in connection herewith or therewith or pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement is duly executed and delivered by the Buyer and the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights in general or by general principles of equity.

c. Investment Intent. The Buyer acknowledges that it is acquiring the shares for investment purposes for its own account, and not with the view to, or for resale in connection with, any distribution thereof. Buyer understands that the Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of various states, by reason of a specified exemption from the registration provisions thereunder. Buyer further acknowledges that the Stock must be held indefinitely unless they are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.

3. Conditions of Buyer' Obligations at Closing. The Buyer's obligation to purchase the Stock to be purchased by it at the Closing is subject to the fulfillment to Buyer's satisfaction, prior to or at the Closing, of each of the following conditions:

a. Representations and Warranties. Except as otherwise disclosed to the Buyer, the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the date of the Closing as if made on and as of such date.

b. Performance. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

c. Stock Certificates, etc. At the Closing, Seller shall have delivered to Buyer certificates evidencing the Stock, all in form and substance satisfactory to Buyer and sufficient to transfer to and vest in Buyer good and valid title to the Stock, free and clear of any lien.

d.     Warrants.   At the Closing, the Buyer (sometimes referred to
herein as "Warrant Recipient") shall receive warrants to purchase 2.3 million shares of Seller's common stock. A form of Warrant is annexed hereto as Exhibit A. The Purchase Price (as defined in the Warrant) per share shall be $1.09. The Warrants will be exercisable for 12 months from the registration of the underlying common stock (as defined in the Warrant). The Investor is granted the registration rights set forth in a Registration Rights Agreement with respect to the Warrant Shares. The Warrants must be delivered to the Buyer at Closing. All the representations, undertakings and covenants made by the Company to or for the benefit of the Buyer relating to this Agreement and to or for the benefit of the holder.

e. No Litigation. There shall not be any Action of or before any Governmental Authority or other Person pending or threatened with respect to this Agreement or the transactions contemplated hereby.

f. Notice to Close. Within 90 days from the Execution Date, the Seller shall have given written notice ("Notice") to the Buyer of the Seller's intention to consummate the transaction contemplated by this Agreement.

g. Acquisition of Impact Diagnostics. The Seller shall have acquired at least 80% of the outstanding capital stock, on a fully diluted basis, of Impact Diagnostics, Inc., a Utah corporation.

h. Amount of Stock. The Common Stock to be acquired by the Buyer shall represent not less than 11.366% of the common stock of Seller's issued and outstanding common stock as if 100% of Impact
Diagnostics Inc. had been acquired by the Seller, which percentage shall exclude the Warrants.

i.     Outstanding Warrants.   The only warrants outstanding as of
Closing shall be those warrants to purchase up to 1.098 million shares issued to Prima Capital Growth Fund LLC in connection with its private equity line of credit facility.

If at the Closing Sellers fails to tender to the Buyer the documents specified herein which are required to be delivered to the Buyer at the Closing or if at the Closing any of the conditions specified in this Section shall not have been fulfilled to Buyer's satisfaction, Buyer shall, at its election, be relieved of all further obligations under this Agreement.

4. Conditions of the Sellers' Obligations at Closing. The obligations of Seller to the Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

a. Representations and Warranties. Except as otherwise disclosed to the Seller, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date of the Closing as if made on and as of such date.

b. No Litigation. There shall not be any Action of or before any Governmental Authority or other Person pending or threatened with respect to this Agreement or the transactions contemplated hereby.

c.     Approval of Seller's Board of Directors. The Board of
Directors of Seller shall have approved this Agreement and the transactions contemplated hereby.

If at the Closing the Buyer shall not have fulfilled to Sellers' satisfaction the conditions described in this Section, such Buyer shall, at its election, be relieved of all further obligations under this Agreement.

5.     Registration Rights.

At any time following the earlier to occur of (i) eighteen (18) months from the date hereof, (ii) 180 days following a Qualified Offering of the Company's common stock, (iii) 90 days following merger into a publicly traded entity the Buyer will be entitled to demand registration covering the Stock. The form of Registration Rights Agreement is attached as Exhibit B of this Agreement.

For the purpose of this Agreement, the term Qualified Offering shall mean an underwritten public offering of the shares of the Company's common stock, in which the net proceeds to the Company are not less than $15,000,000.

6.     General.

a. Notices. Any notice required or permitted hereunder shall be in writing, and shall be delivered personally or sent by certified mail, return receipt required, or confirmed facsimile transmission as follows:

                 If to Buyer:

                 BWY Holdings LLC
                 250 North Ash Street
                 Southern Pines, NC 28387
                 Attention: Wentworth Advisors, LLC, managing member

            with copy to:

                 Austin & Payne, P.A.
                 Heron Bay Corporate Center
                 11575 Heron Bay Blvd.
                 Suite 315
                 Coral Springs, Florida 33076
                 Attention: C. Randall Austin, Esq.

                 If to Seller:

                 Borough Corporation
                 1504 R Street NW
                 Washington, DC 20009
                 Attention: President

b. Survival. All representations and covenants contained herein shall survive the date hereof.

c. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

d. No Implied Waiver. No failure or delay on the part of a party hereto to exercise any right, power or privilege shall be deemed a waiver of any rights and remedies to which such party may be entitled.

e. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written communications, understandings and agreements, oral or written and cannot be changed except by an instrument in writing signed by the parties hereto.

f. Headings. The headings in this Agreement are for convenience of reference only, are not a part hereto and shall not affect the interpretation or construction hereof.

g. Governing Law. This agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles. Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in the U.S. District Court for the District of Columbia. Each of the parties waives any right to object to the jurisdiction or venue of either of such Courts or to claim that such Courts are an inconvenient forum.

h. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. None of the parties hereto may assign its rights under this Agreement.

[Balance of the page intentionally left blank]

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date first above written.

                 BOROUGH CORPORATION


                 By:

                 Name:
                 Title:

                 BWY HOLDINGS LLC

                 On behalf of: Wentworth Advisors, LLC,
                 managing member

                 By:

                 John C. Wilson, Chief Executive


Exhibit A

Form of Warrant


Exhibit B

Form of Registration Rights Agreement

Exhibit C


RESOLUTION

       I, ___________, being the duly elected Secretary of Borough Corporation (herein referred to as the "Company") does attest and affirm that the following resolution was presented and unanimously approved by its Board of Directors at a meeting of that board held at the Company's office on the 3rd day of June, 2002

RESOLVED, that the Stock Purchase Agreement with BWY Holdings
LLC and the terms contained therein are approved.

The Stock Purchase Agreement with BWY Holdings LLC is attached hereto.





__________________________________
Name:
____________________________


RESOLUTION

       I, ___________, being the duly elected Secretary of BWY
Holdings, LLC (herein referred to as the "Company") does attest and affirm that the following resolution was presented and unanimously approved by its Board of Directors at a meeting of that board held at the Company's office on the 3rd day of June, 2002

RESOLVED, that the Stock Purchase Agreement with Borough
Corporation and the terms contained therein are approved.

The Stock Purchase Agreement with BWY Holdings LLC is attached hereto.






__________________________________
Name:
____________________________